SPONSORED RESEARCH AGREEMENT	Page 1

SPONSORED RESEARCH AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (the “Agreement”) is effective as of the date of the last signature herein (the "Effective Date"), by and between:

The Washington University One Brookings Drive St. Louis, MO 63130	and	Amarantus Bioscience Holdings, Inc. 953 Indiana Street, San Francisco, CA 94107
an academic institution (“Institution”)		a Nevada corporation, ("Amarantus"),

WHEREAS, Fumihiko Urano, MD, PhD (“Investigator”), a full-time employee of Institution, desires to perform certain research using Amarantus’ proprietary compound;

WHEREAS, Amarantus desires to support the costs of such research and to transfer to Investigator certain materials for the purpose of conducting the research.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, Amarantus and Institution hereby agree as follows:

1.	Research. Institution, during the Term, agrees to undertake and perform a research project (the "Research") as described in the research plan attached as Exhibit A hereto (the “Research Plan”) with the consent of and financial support from Amarantus. Investigator agrees to use reasonable efforts to perform the Research and will furnish the research staff, technical know-how, equipment, instruments, supplies and facilities necessary to carry out the Research. Investigator agrees that all work done on the Research will be duly recorded and evidenced in laboratory notebooks maintained by the Investigator and the persons working on the Research at Investigator’s direction.

2.	Funding.

a. Amarantus will provide funding to Institution to support the performance of the Research in accordance with the budget set forth on Exhibit B (the “Budget”). Such funding will be provided in two (2) equal payments according to the following schedule:

(i) The first payment will be due thirty (30) days following Amarantus’ receipt of a fully-executed copy of this Agreement.

(ii) The second and final payment will be made within thirty (30) days of Amarantus’ receipt of Investigator’s final written report following completion of the Research.

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b. The total sum set forth in the Budget represents the maximum amount payable to Institution hereunder, unless agreed otherwise in writing by the parties. Such amount shall be paid on a fixed-price basis and all funds provided by Amarantus under this Agreement shall be solely used for the performance of the Research, except that Amarantus agrees that Institution will retain residual funds, if any, upon completion of the Research. Payments will be made by check, sent to:

Washington University

Sponsored Projects Accounting

Campus Box 1034

700 Rosedale Avenue

St. Louis, MO 63112-1408

FAX 314-935-4309

c. Amarantus acknowledges that Institution maintains the status of a nonprofit/tax exempt institution. While the parties do not anticipate that Amarantus will be required to withhold taxes from payments made under this Agreement, to the extent that any reporting/withholding may be required pursuant to applicable federal, state and local laws or regulations, Amarantus will report any payments to Institution and be allowed to withhold from Institution’s payments any applicable taxes.

3.	Materials.

a. The materials described in Exhibit C attached hereto (the “Materials”) are provided by Amarantus to Institution to be used only in the Research. The Research shall be limited to investigational tests in vitro or in laboratory research animals.

b. If animal studies have been proposed, Investigator has considered in vitro approaches to the research and has followed the NIH guidelines regarding such work. No animals receiving the Materials in the Research (nor animal products derived therefrom) will be used for food purposes.

c. Upon receipt of the Materials, Investigator shall conduct the Research in strict accordance with all applicable laws, regulations and guidelines, including without limitation, those regulations and guidelines promulgated by the U.S. Food and Drug Administration and the U.S. Department of Agriculture and any other regulations and guidelines relating to ethical treatment of animals.

d. Institution agrees that it will not perform any experiments with the Materials, other than those required to complete the Research Plan, unless specifically agreed to in advance in writing by an authorized Amarantus representative. Institution understands that the Materials may have biological and/or chemical properties that are unpredictable and unknown at the time of transfer, that they are to be used with caution and prudence. The Institution agrees that while it is in possession of the Materials they shall not be used in humans under any circumstances.

e. None of the Materials shall be used by persons who are not under Investigator’s direct supervision or used outside of Investigator’s laboratory.

f. Institution shall use the Materials solely for the purpose of conducting the Research and shall not attempt to reverse engineer, deconstruct, synthesize, chemically modify, analyze or in any way determine the structure or composition of the Materials.

g. The Materials are proprietary to Amarantus and Amarantus is and shall remain at all times the sole owner of the Materials. Institution shall not sell, transfer, disclose or otherwise provide access to the Materials, including any analogs, derivatives and/or reproducible portions thereto obtained as a consequence of conducting the Research, to any person or entity without the prior express written consent of Amarantus, except that Institution may allow access to the Materials to their employees or agents for the purpose of conducting the Research. Institution shall take all reasonable steps to ensure that such employees and agents will use the Materials in a manner that is consistent with the terms of this Agreement.

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h. Upon completion or earlier termination of the Research, Institution shall, at Amarantus’ written directions and expense, return or dispose of any unused portions of the Materials. Any such disposal will conform to prescribed federal, state and local guidelines and will be certified to Amarantus in writing by an authorized Institution representative.

4.	Reports. Investigator shall provide Amarantus with a detailed description of all tests and a copy of all results from any experiment carried out with the Materials within sixty (60) days after completion of each experiment. Subject to the provisions of Section 6 below, Amarantus shall have the right to use such reports or descriptions for any purpose whatsoever. Investigator will provide an additional report upon termination of this agreement which discloses all Technical Material and all Inventions conceived or reduced to practice in relation to this agreement. All such reports shall set forth the technical progress made, identifying such problems as may have been encountered and establishing goals and objectives requiring further effort.

5.	Confidential Information.

a. The parties acknowledge that, prior to and during the Term of this Agreement, the parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing party as confidential (“Confidential Information”). Confidential Information shall specifically exclude Technical Materials. Each party shall maintain all Confidential Information provided by the other party in trust and confidence and shall not use such Confidential Information for any purpose other than to exercise its rights and perform its obligations under this Agreement. In addition, neither party shall publish, disseminate or otherwise disclose any Confidential Information of the other party to any third party without the written consent of the other party, except as provided below. Both parties agree that in order to ensure that each party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” or if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure, provided however that failure to so mark or summarize shall not alter the confidential status of such information if a reasonable person under similar circumstances would recognize, by the content and/or context of such disclosure, that the disclosure was intended as confidential. Each party may disclose and disseminate the other party’s Confidential Information for the purposes of conducting the Research only to those employees or agents with a need to know, and only after those employees and agents have been advised of the confidential nature of such information, and who are bound by an obligation of confidentiality under terms substantially similar to and at least as protective of such Confidential Information as the terms of this Agreement.

b. The term “Confidential Information” shall not be deemed to include information which the receiving party can demonstrate by its contemporaneous written records:

(i) was known to the receiving party without confidentiality obligations from a source other than the disclosing party before the date of disclosure hereunder, or

(ii) is now, or becomes in the future, publicly available other than by breach of this Agreement by the receiving party, or

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(iii) is lawfully disclosed to the receiving party on a non-confidential basis by a third party who is not obligated to the disclosing party or any other party to retain such Confidential Information in confidence, or

(iv) is independently developed by the receiving party without use or benefit of or reference to the disclosing party’s Confidential Information, or

(v) is approved for release by written authorization of the disclosing party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving party unless the combination itself and principle of operation are published or available to the general public or are in the rightful possession of the receiving party without obligations of confidentiality.

c. Nothing in Section 5.a above shall prevent the receiving party from disclosing Confidential Information that is required by legal process to be disclosed by order of a court, government agency or the like having competent jurisdiction, provided that the receiving party (i) notifies the disclosing party as promptly as possible upon becoming aware of such requirement, (ii) discloses only such portion of such Confidential Information as is required to be so disclosed, (iii) cooperates reasonably with the disclosing party in seeking protective order(s) or injunctive relief to protect the confidentiality of such Confidential Information, at the disclosing party’s expense, and (iv) the obligations in this Article 5 shall continue to apply to any Confidential Information that is disclosed to comply with such legal requirements.

d. Obligations of confidentiality under Section 5 shall survive and remain in effect for a period of three (3) years from the termination of this Agreement.

e. Upon completion or earlier termination of the Research, the receiving party shall return to the disclosing party all copies of Confidential Information in its possession, except that each party may retain one (1) copy of such information in its legal files, solely for the purpose of ascertaining the extent of its continuing obligations hereunder.

6.	Publication. Amarantus recognizes that consistent with Institution’s status as an educational institution and the principles of academic freedom, Institution requires that its researchers be free to publish the results of their research activities. Amarantus agrees that Investigator and other researchers engaged in the Research shall have the right to publish in journals, theses, dissertations, or other formats of their own choosing, and to present at symposia and national or regional professional meetings~~,~~ the Technical Material (defined below) generated as a result of the Research. Amarantus further agrees that Investigator and other Institution researchers engaged in the Research will at all times have the first opportunity to publish such Technical Material, subject to the provisions of Sections 6.a and 6.b, below.

a. At least forty five (45) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party, Institution or Investigator shall furnish Amarantus with copies of the proposed publication or presentation. The purposes for such prior submission are: (i) to provide Amarantus with the opportunity to review and comment on the contents of the proposed publication or presentation; (ii) to identify any Confidential Information to be deleted from the proposed publication or presentation; and (iii) to allow time for any patentable subject matter to be identified. Amarantus shall provide any comments to Institution or Investigator within forty five (45) days of receipt of the proposed publication or presentation. Institution and Investigator hereby agree to delete from the proposed publication any Confidential Information which Amarantus requests Institution or Investigator to delete. Amarantus personnel shall be acknowledged in accordance with customary scientific practice.

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b. Amarantus shall have forty five (45) days after receipt of the proposed publication or presentation to object by written request sent to Institution to the proposed publication or presentation on the grounds that there is patentable subject matter that needs protection. In the event Amarantus makes such objection, the Institution, Investigators and other researcher(s) shall refrain from making such publication or presentation for such time as requested by Amarantus, but in any event no longer than forty five (45) days from the date of receipt of such objection by Institution, in order for patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation to be filed with the United States Patent and Trademark Office and/or foreign patent office(s).

c. Notwithstanding any provision to the contrary, the publication of a patent application will not be prevented or delayed in order to preserve the opportunity for the Investigator to publish the Technical Material.

7.	Data and Intellectual Property Rights.

a. “Technical Material” shall be defined as those data, results and reports generated in the course of performing the Research, but does not include any Inventions. All Technical Material conceived and reduced to practice arising out of the performance of the Research shall be jointly owned by the Parties.

b. In performing the Research, or otherwise using the Materials in accordance with the terms of this Agreement, either party may conceive or otherwise create ideas, improvements, inventions, techniques and other technology and associated intellectual property, whether or not patentable (collectively, “Inventions”). Ownership of Inventions, if any, shall be determined according to inventorship, which shall be determined according to U.S. law. Inventions conceived solely by Institution shall be solely owned by Institution (“Institution Inventions”). Institution shall promptly notify Amarantus of all such Institution Inventions. Inventions conceived solely by Amarantus shall be solely owned by Amarantus (“Amarantus Inventions”).

c. Each party shall retain its rights to practice, enforce, license, assign, or otherwise exploit its undivided, one-half interest in any Joint Invention (defined below) or jointly owned Technical Materials without the consent of and without accounting to the other and each party hereby waives any right it may have under the laws of any country to require such approval, sharing or accounting. Neither party grants any rights to intellectual property existing as of the Effective Date or conceived or otherwise created after the Effective Date but not in the performance of the Research.

d. Amarantus and Institution hereby agree that all Inventions jointly conceived shall be jointly owned by Amarantus and Institution (“Joint Inventions”). Subject to any rights the U.S. Government may have as a result of funding aspects of the Research, Institution grants to Amarantus: (a) a non-exclusive, worldwide, royalty-free license to make, use, have made, sell, have sold, import Institution Inventions for any purpose, and (b) an exclusive option (the “Option”) to obtain an exclusive, worldwide license, with the right to grant sublicenses, to make, use, sell, have made, have sold, offer to sell, and import under Institution’s rights in Institution Inventions and Joint Inventions on terms to be negotiated in good faith between the parties. Institution shall disclose to Amarantus in writing and in detail all Institution Inventions and Joint Inventions promptly following the generation thereof. Amarantus may exercise the Option by sending written notice to Institution at any time within ninety (90) days following the receipt of a written disclosure from Institution describing in detail such Institution Invention (the “Option Period”). If Amarantus exercises the Option within the Option Period, then Institution and Amarantus will have a six (6) month period after exercise of the option within which the parties agree to negotiate diligently in good faith to determine the terms of a license agreement on commercially reasonable terms (“Negotiation Period”). The Negotiation Period may be extended by mutual agreement of Amarantus and Institution. During the Option Period and, if Amarantus exercises such option, the Negotiation Period, Institution shall not grant a license under such Institution Invention or Joint Invention to any third party nor negotiate the licensing of such Institution Invention or Joint Invention with any third party. If, at the end of the Option Period, Amarantus has not exercised the Option, or in the event the Parties fail to reach a mutually acceptable licensing arrangement within the Negotiation Period, Institution shall be entitled to negotiate with a third party for a license to Institution’s rights in Institution Inventions and/or Joint Inventions. Institution may grant to any other person requesting a license to such inventions a fully paid up, non-exclusive, worldwide license to make, use, sell, offer to sell and import under such Institution’s rights, provided that for a period of one (1) year from the expiration of the Negotiation Period, Institution shall not grant any third party any license to Institution’s rights in Institution Inventions and/or Joint Inventions on terms that are more favorable to the third party than the terms last offered to Amarantus.

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Any patent applications necessary to protect the proprietary positions of the parties in any of the Institution Inventions will be timely prepared and filed by Institution. Amarantus may file patent applications claiming Amarantus Inventions at its own discretion and expense. The parties will mutually agree on the allocation of rights and responsibilities for the filing and prosecution of patent applications claiming Joint Inventions, provided that such patent applications will be filed jointly in Amarantus’s and Institution’s names. If Amarantus elects to exercise the Option, Amarantus will pay for the costs of patent filing, prosecution and maintenance in the United States and any foreign country. If Institution elects not to file or maintain an application or patent arising from any Institution Invention, Institution shall promptly notify Amarantus, and Amarantus shall have the right to file or maintain the applications or patents, at Amarantus’ discretion and expense.

e. Amarantus hereby grants to Institution and Institution hereby acknowledges and accepts a fully paid-up, irrevocable, non-exclusive license to use Amarantus Inventions for Institution’s research, education and collaboration purposes only during the term of this agreement.

f. Institution represents that Institution will own all right, title and interest in each invention or item of intellectual property included in the Institution Inventions and Joint Inventions and reported to Institution by Investigator or other Institution personnel involved with the Research and that Institution has the right to grant to Amarantus the option and license with respect to Institution’s interest in the Inventions contemplated in this Article 7.

8.	DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EVERYTHING PROVIDED BY THE PARTIES UNDER THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE, MAY HAVE HAZARDOUS PROPERTIES, AND IS PROVIDED WITHOUT ANY WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT, TRADEMARK, COPYRIGHT OR ANY OTHER THIRD-PARTY RIGHT. THE PARTIES MAKE NO WARRANTIES REGARDING THE QUALITY, ACCURACY, COMMERCIAL VIABILITY OR ANY OTHER ASPECT OF ITS PERFORMANCE PURSUANT TO THIS AGREEMENT OR REGARDING THE PERFORMANCE, VALIDITY, SAFETY, EFFICACY OR COMMERCIAL VIABILITY OF ANYTHING PROVIDED UNDER THIS AGREEMENT. IN NO EVENT SHALL INSTITUTION OR AMARANTUS BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, WHETHER IN BREACH OF CONTRACT, TORT OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. EXCEPT FOR THEIR RESPECTIVE INDEMNITY OBLIGATIONS OR BREACH OF CONFIDENTIALITY, EACH OF AMARANTUS’ AND INSTITUTION’S AGGREGATE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE PAYMENTS MADE OR PAYMENTS DUE UNDER THIS AGREEMENT, RESPECTIVELY.

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9.	Representations and Warranties.

a. Institution hereby represents that it is not and Investigator is not under any obligation to any third party that would conflict with their obligations hereunder.

b. Institution hereby represents and warrants that neither it nor Investigator is a party, nor will become a party during the Term, to any agreement or arrangement that would prevent it or the Investigator from performing their duties and fulfilling their obligations to Amarantus under this Agreement.

c. Institution hereby represents that no federal grants or funds will be used in conducting the Research under this Agreement.

d. Institution hereby represents that it has not and Investigator has not been convicted of an offense related to any federal or state healthcare programs and has not been debarred by the United States Food and Drug Administration (“FDA”), nor to the best of its knowledge have debarment proceedings been commenced against it or Investigator. If, during the term of this Agreement, Institution , Investigator, or any other Institution personnel participating in the conduct of the Research becomes debarred, or receives notice of action or threat of action with respect to its debarment by the FDA or any state healthcare program, Institution shall promptly notify Amarantus, such notice to occur no later than 30 days after the Institution was notified. In such case, Amarantus shall have the right to terminate this Agreement immediately.

10.	Indemnity.

a. Notwithstanding anything else in this Agreement, Amarantus agrees to indemnify, defend and hold harmless Institution, Institution personnel, the Investigator, Institution’s affiliates, and each of their respective present trustees, faculty, staff, employees, students, directors, officers, agents, successors and assigns (altogether the “Institution Indemnitees”) from, for and against any and all judgments, settlements, losses, expenses, damages and/or liabilities (“Losses”) and any and all court costs, attorneys’ fees, and expert witness fees and expenses ( “Fees”) that an Institution Indemnitee may incur from any and all allegations, claims, suits, actions or proceedings in each case brought by a third party (the “Claims”) arising out of~~,~~ or relating to Amarantus’ breach of this Agreement or its use, commercialization, or other exploitation of Institution deliverables, whether by or through Amarantus, and including all Claims for infringement, injury to business, personal injury and product liability, but excluding Losses and Fees~~,~~ to the extent a Claim is adjudicated by a Court of competent jurisdiction to be caused by the gross negligence or willful misconduct of an Institution Indemnitee.

b. Institution agrees to defend, indemnify and hold harmless Amarantus, its directors, officers, employees, agents, successors and assigns (“Amarantus Indemnitees”) from and against any all Losses and/or Fees they may suffer in connection with any Claim arising from any breach of this Agreement by any Institution Indemnitee, except to the extent a Claim is adjudicated by a court of competent jurisdiction to be caused by the negligence or willful misconduct of an Amarantus Indemnitee.

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c. Obligations set forth in this section shall survive termination of this Agreement, shall continue even after assignment of rights and responsibilities, and shall not be limited by any provision of this Agreement outside this section. If either party seeks indemnification under this agreement, the party seeking indemnification shall: (a) give the other party prompt written notice of any Claim; (b) cooperate with the other party in connection with the defense and settlement of the Claim; and (c) not settle or compromise the Claim without the written consent of the other party, which shall not be unreasonably withheld. The indemnifying party shall have the right to control the defense, without a reservation of rights, and settlement of the Claim for which the other party claims indemnification, provided that the indemnifying party shall not enter into any settlement that admits fault, wrongdoing or non-monetary damages without the other party’s written consent, such consent not to be unreasonably withheld. For any claims which the indemnifying party does not defend the indemnified party, the indemnified party shall be entitled to conduct and direct its own defense with attorneys of its own selection with Fees subject to the indemnifying party’s ongoing obligation to indemnify for Fees.

11.	Insurance. Throughout the Term of this Agreement and for a period of five (5) years thereafter, Amarantus shall obtain and maintain workers-compensation and comprehensive general liability self-insurance or insurance, with carrier(s) having at least A.M. Best ratings/class sizes of A/VII and in the following minimum annual limits: From the Effective Date until the date at least one day prior to the first commercial sale of a product utilizing inventions licensed to Amarantus under this Agreement (“First Commercial Sale”) or at least one day prior to the first clinical study in humans of a product utilizing inventions licensed to Amarantus under this Agreement (“Clinical Study”): $2,000,000 per occurrence and $5,000,000 in the aggregate; and from the date at least one day prior to the First Commercial Sale or Clinical Study: $5,000,000 per occurrence and $10,000,000 in the aggregate.

Amarantus will provide Institution with a certificate of insurance within thirty days of execution of this Agreement and annually thereafter until Agreement expiry or termination. The certificates must provide that Amarantus’s insurer will notify Institution in writing at least thirty (30) days prior to cancellation or material change in coverage. The specified minimum insurance coverage and limits do not constitute a limitation on Amarantus’s liability or obligation to indemnify or defend under this Agreement.

12.	Unauthorized Use of Materials. The furnishing of Materials under this Agreement will not constitute or be construed to constitute any grant, option or license to Institution under any patent or other intellectual property rights now or hereafter held by Amarantus, whether by implication, estoppel or otherwise, except to the extent necessary for Institution’s conduct of the Research in accordance with the terms of this Agreement. Amarantus provides the Materials and related information to Institution in reliance upon their agreement that the Materials and related Confidential Information are and shall remain the sole and exclusive property of Amarantus and will be used solely as described in Sections 3 and 5, respectively and in accordance with the terms of this Agreement. Any unauthorized use of the Materials or such Confidential Information will constitute a material breach of this Agreement.

13.	Notices. All notices provided for herein shall be given or made in writing and shall be deemed to have been duly given upon date of dispatch if (a) delivered by hand, (b) mailed by certified mail, return receipt requested, or (c) delivered by a recognized courier service, or (d) transmitted by facsimile and confirmed by overnight delivery of a hard copy, with appropriate documentation of delivery, to the intended recipient and, in the case of mail or courier service, at the following address:

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If to Institution:	If to Amarantus:
Office of Sponsored Research Services Washington University Attn: Director One Brookings Drive, CB1054 St. Louis, MO 63130 Email address: whitemegan@wusm.wustl.edu

Amarantus, Inc.

995 East Arques Avenue

Sunnyvale, CA 94085-4521

Attn: Gerald Commissiong, CEO

Copy: Marc Faerber, CFO

Copy:

Wilson, Sonsini, Goodrich & Rosati

650 Page Mill Road, Palo Alto,
California 94304-1050

Attn: Vern Norviel

Each party may change its address and/or contact person for such notices and communications by written notice to the other party in accordance with this Section 13.

14.	Use of Names. The parties agree not to use or refer to this Agreement in any promotional activity, or use the names or marks of the other without express written permission, except to the extent such disclosure is reasonably necessary for (i) regulatory filings, including filings with the U.S. Securities Exchange Commission or FDA, (ii) prosecuting or defending litigation, or (iii) complying with (1) applicable governmental regulations and legal requirements or (2) the requirements of any stock exchange or stock listing entity. In addition, Amarantus may issue a press release announcing the relationship contemplated by this Agreement, as well as other press releases, only with the express written consent of Institution. This Section 14 shall not preclude Institution from acknowledging Amarantus’ support or Amarantus’ attribution of authorship in, and distribution of published academic literature reporting the results of research conducted with the Materials.

15.	Term. This Agreement, and the Research hereunder, shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 16.a,16.b, or 16.c the Agreement shall continue in full force and effect until completion of the Research, but in no event longer than twenty-four (24) months (“Term”).

16.	Termination.

a. Amarantus may terminate this Agreement for any reason upon thirty (30) days written notice to Institution.

b. Either party may terminate this Agreement if the Investigator becomes unavailable for or withdraws from the Research and Institution and Amarantus are unable to jointly agree upon a successor within fourteen (14) days after Amarantus is notified of such unavailability or withdrawal.

c. Either party may terminate this Agreement for material breach of the other party upon fourteen (14) days written notice to the breaching party, provided that the breaching party does not cure such material breach to the non-breaching party’s reasonable satisfaction within fourteen (14) days of receiving written notice of such breach from the non-breaching party.

d. The rights and obligations under Sections 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 14, 16(c), (d), and (e), 17 and18-24 shall survive any termination or expiration of this Agreement.

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e. Expiration or termination of this Agreement shall not relieve any party of any liability which accrued hereunder prior to the effective date of such expiration or termination, or preclude any party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any party’s right to obtain performance of any obligation.

f. In the event this Agreement is terminated by Amarantus under Section 16.b or 16.c, Institution shall refund, within ninety (90) days of termination, all unexpended funds, as of the termination date.

g. Upon termination, Amarantus’s sole obligations to Instituion shall be to pay any monies due and owing up to the time of termination for work actually performed and all costs reasonably and properly incurred by Instituion as of the date that termination is effective, including all non-cancelable obligations reasonably and properly entered into for the purposes of the Project, which may include any non-cancelable project participant salaries, fellowships or post-doctoral stipends, and other non-cancelable executory obligations reasonably and properly incurred by Instituion in furtherance of Project, subject to Instituion taking reasonable steps to mitigate and minimize such costs and subject to Amarantus's maximum liability not exceeding any unpaid balance of the Budget.

17.	Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware and the United States of America, without reference to conflicts of laws principles. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the state of Delaware, and each party hereby consents to the jurisdiction and venue of such court.

18.	Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, except that Amarantus may assign this Agreement, without the consent of Institution, to (i) an Affiliate (defined below) of Amarantus; or (ii) an entity that acquires all or substantially all of that portion of Amarantus’ business or assets to which this Agreement pertains, whether by merger, sale of assets, operation of law, or otherwise; provided, however, that the acquiring entity agrees in writing to be bound by the terms and conditions of this Agreement. “Affiliate” means any entity which (a) controls at least a fifty percent (50%) interest of one of the Parties; (b) is at least fifty percent (50%) owned by one of the Parties; or (c) is under common control of a third entity which owns at least a fifty percent (50%) interest in one of the Parties.

19.	Waivers. Any waiver under this Agreement must be in writing, and will not operate as to a waiver of any future breach of this Agreement.

20.	Severability. If any provision of this Agreement shall be deemed by a court of competent jurisdiction to be illegal, invalid or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired, and such provision shall be modified to the minimum extent necessary to make such provision consistent with applicable law, and in its modified form such provision shall be enforceable and enforced.

21.	Entire Agreement. This Agreement, together with Exhibit A, Exhibit B, and Exhibit C attached hereto and incorporated herein, contains the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter.

22.	Modifications. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

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23.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24.	Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

The parties hereto have entered into this Agreement by their duly authorized representatives as of the Effective Date.

AMARANTUS, INC.	INSTITUTION
Signature:	Signature:
Print Name:	Print Name:
Title:	Title:
Date:	Telephone:
Fax:
E-mail:
Date:
The individual signing on behalf of Institution hereby represents and warrants that he or she has the requisite authority to bind Institution to this Agreement

By his signature below, Dr. Fumihiko Urano, MD, PhD acknowledges and understands his obligations under this Agreement.

Dr. Fumihiko Urano, MD, PhD

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Exhibit A

Research Plan

Title: MANF-based treatment for optic nerve degeneration in Wolfram syndrome

Specific Aims

Wolfram syndrome is an autosomal recessive genetic disorder characterized by juvenile diabetes, blindness, and neurodegeneration. As there is currently no treatment, few patients with Wolfram syndrome exceed 40 years of age. One of the major manifestations that affect their quality of life is blindness. It has been shown that degeneration of a variety of retinal cells, including retinal ganglion cells and retinal pigment epithelial cells, is seen in patients with Wolfram syndrome. Wolfram syndrome is caused by mutations in the WFS1 gene encoding a transmembrane protein localized the endoplasmic reticulum (ER) and considered as a prototype of human ER disease.

The ER is a cellular compartment that has multiple biological functions, including the folding of secretory proteins, storage of calcium, and regulation of redox state. Increasing evidence indicates that ER dysfunction can lead to genetic disorders, such as Wolfram syndrome and early-onset Parkinson’s disease, as well as common disorders, including diabetes. Despite the underlying importance of ER dysfunction in such diseases, there is currently no treatment that targets the ER.

Recent findings indicate that mesencephalic astrocyte-derived neurotrophic factor (MANF) and the signaling pathways regulated by MANF are promising drug targets for ER disease, including Wolfram syndrome. MANF is a 18.1 kDa protein secreted from cells undergoing ER dysfunction. It has been shown that MANF can confer protection against ER dysfunction-mediated cell death. We propose to advance therapeutic development for blindness in Wolfram syndrome using MANF.

Aim 1. To create retinal pigment epithelial cells and retinal ganglion cells using induced pluripotent stem cells (iPS cells) of Wolfram syndrome patients and appropriate control subjects.

Aim 2. To test if MANF can confer protection against ER dysfunction-mediated cell death using retinal pigment epithelial cells and retinal ganglion cells derived from Wolfram syndrome iPS cells.

Approach

Aim 1. To create retinal pigment epithelial cells and retinal ganglion cells using induced pluripotent stem cells (iPS cells) of Wolfram syndrome patients and appropriate control subjects.

We obtained fibroblasts from 14 patients with Wolfram syndrome and established multiple Wolfram syndrome-iPS cell lines using Sendai virus expressing OCT4, SOX1, KLF4, and c-MYC. Further iPSC clones were derived from their parents and non-affected control subjects using the same procedure. All Wolfram sydnrome- and control-iPS cells showed silencing of the four transgenes, exhibited characteristic human embryonic stem cell morphology, expressed pluripotency markers including ALP, Nanog, SOX2, SSEA4, TRA-1-81, and had a normal karyotype. Pluripotent properties of Wolfram syndrome-iPSCs were also assessed by teratoma formation on intramuscular injection of undifferentiated Wolfram syndrome-iPSCs into SCID mice.

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Creation of retinal pigment epithelial cells

To create retinal pigment epithelial cells, iPS cells will be seeded as suspension cultures in the presence of Y-27632 (10 μM, days 0-14), CKI-7 (5 μM, days 0-20), and SB-431542 (5 μM, days 0-20). On day 21, these cells will be trypsinized, treated with collagenase, and cultured as floating aggregates. After 1-2 weeks, black spheres will be plated onto poly-D-lysine-lamininfibronectin-coated slides. These are retinal pigment epithelial cells and will be used for further experiments.

Creation of retinal ganglion-like cells

To create retinal pigment epithelial cells, we will first create neural progenitor cells from iPS cells. We will use STEMdiff™ Neural Induction Medium (Catalog #05831/05835). Neural rosette clusters will be selected and isolated for further experiments using STEMdiff™ Neural Rosette Selection Reagent (Catalog #05832) from STEMCELL TECHNOLOGIES. These isolated neural rosette clusters are neural progenitor cells. These iPS cell-derived neural progenitor cells will be treated with FGF2 for 8-10 days, and then treated with Shh for another 12 h. These are retinal ganglion-like cells and will be used for further experiments.

Aim 2. To test if MANF can confer protection against ER dysfunction-mediated cell death using retinal pigment epithelial cells and retinal ganglion cells derived from Wolfram syndrome iPS cells.

We have recently reported that the loss of function of WFS1 causes the leakage of calcium from the ER to the cytosol and subsequent calpain 2 activation, leading to cell death. We will test if MANF can prevent calpain 2-mediated cell death.

Retinal pigment epithelial cells and retinal ganglion cells derived from control and Wolfram syndrome iPS cells will be pretreated with different concentrations of MANF for 24 h, and then challenged with or without an ER stress-inducer thapsigargin (0.5 μM) for another 24 h. Calpain 2 activation and cell death will be monitored by spectrin cleavage and caspase 3 cleavage respectively. We will also isolate RNA from these cells and study the gene expression profiles to identify survival genes activated by MANF in retinal pigment cells and retinal ganglion cells.

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EXHIBIT B

Budget

Personnel Costs (Salary & Fringe)

Fumihiko Urano, MD, PhD (1 calendar month per year) is a Principal Investigator. He is responsible for the administration and direction of all aspects of the Research Project. He will supervise all other personnel working on the Research Project. He will play a major role in the design of the experiments and interpretation of the data.

Cri Brown, B.S, Research Assistant (2 calendar months per year) is an experienced research assistant in Dr. Urano’s lab. She is responsible for the experiments described in Aim 1 and Aim 2.

Total Personnel Costs (Salary and Fringe)

$29,025 (05/01/2014-04/30/2015)

Supplies Costs

$49,975 (05/01/2014-04/30/2015)

Travel Costs

Dr. Urano and his colleagues will travel to collect information for developing diagnostics and therapeutics for diabetes using MANF. National and international travel will be necessary for this Research Project. The estimated costs for this travel will be $ 1,000.

Research Project Costs

Direct Costs	$ 80,000
Indirect Cost (50%)	$ 40,000

Total Research Project Costs	$ 120,000

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Exhibit C

Materials

Recombinant human mesencephalic astrocyte-derived neurotrophic factor (rhMANF) (Batch 030513) will be provided by Amarantus. rhMANF was expressed by Icosagen AS (Tartu, Estonia) in a Chinese hamster ovary (CHO)-based cell line using QMCF technology and purified by ion-exchange and gel-filtration chromatography from serum-free CHO growth medium. The rhMANF was homogenous as determined by mass-spectroscopy and displayed a molecular weight of 18142.3 Da. Coomassie-stained SDS-PAGE and Western blotting resulted in a single band of the expected molecular weight. The endotoxin level was less than 1 EU/mg of protein as determined by the LAL method.

rhMANF displayed cellular activity on dopaminergic neurons in the expected concentration range and was active in vivo in a mouse model of retinal degeneration.

rhMANF will be provided as a 1mg/ml solution in PBS, pH 7.4.

rhMANF will be shipped on dry-ice and should be stored at -70 degrees Celsius upon receipt. Repeated freeze-thaw cycles should be avoided and therefore it is recommended to aliquot the rhMANF solution into smaller quantities.